Exhibit 99.1

IMMEDIATE RELEASE	October 26, 2011

NEOPROBE ANNOUNCES THIRD QUARTER 2011 RESULTS

— Business Update / Quarterly Conference Call Set for Tomorrow at 8:30 am ET –

– Company to Discuss Acceptance of Lymphoseek NDA –

DUBLIN, OHIO – October 26, 2011 — Neoprobe Corporation (NYSE Amex: NEOP), a developer of innovative precision diagnostics products, today announced consolidated results for the third quarter of 2011 and for the nine-month period ended September 30, 2011.

During the quarter, the Company sold its neoprobe® GDS line of gamma detection device systems to Devicor Medical Products, Inc.  As such, results of operations related to the GDS business previously reported in various individual financial statement line items (i.e., revenues, research and development expenses) have been reclassified to discontinued operations for all periods presented.  The Company recorded a net gain on the sale of the GDS business of approximately $25 million during the third quarter of 2011 and ended the quarter with cash of $31.8 million.

Neoprobe’s non-GDS revenues for both the third quarters of 2011 and 2010 relate to grants received in support of the Company’s drug development activities.  Neoprobe’s grant revenues for the third quarter of 2011 were $256,000 compared to $150,000 for the third quarter of 2010.  Grant revenues for the nine-month period ended September 30, 2011 were $598,000 compared to $150,000 for the same period in 2010.  Costs related to these grants received in support of development activities are accordingly recorded in research and development expenses.

Third quarter 2011 operating expenses were $6.7 million compared to $3.8 million for the third quarter of 2010.  Operating expenses for the nine-month period ended September 30, 2011 were $15.7 million compared to $9.7 million for the same period of 2010.  Of the $15.7 million in operating expenses incurred on a year-to-date basis in 2011, over $4 million related to non-recurring items such as the Lymphoseek® New Drug Application (NDA) filing fee and separation costs related to our former CEO.  Excluding the NDA filing fee, research and development costs increased $110,000 during the first nine months of 2011 over the same period in 2010 related to increased headcount and other consulting costs incurred in support of the NDA offset by decreased clinical trial costs as well as decreased costs related to chemistry, manufacturing and control validation activities.  Excluding the separation costs related to our former CEO, selling, general and administrative expenses for the year-to-date period in 2011 increased $1.8 million over 2010 related to increased headcount and related costs devoted to marketing and business development, increased investor relations and professional services, and increased compensation costs for our Board of Directors.

Neoprobe’s loss from operations for the third quarter of 2011 was $6.5 million compared to $3.6 million for the third quarter of 2010.  Neoprobe’s loss from operations for the nine-month period ended September 30, 2011 was $15.1 million compared to $9.6 million for the same period of 2010.  For the third quarter of 2011, Neoprobe reported income attributable to common stockholders of $19.8 million, or $0.21 per share, compared to a loss attributable to common stockholders of $2.4 million, or $0.03 per share, for the third quarter of 2010.  For the nine-month period ended September 30, 2011, Neoprobe reported income attributable to common stockholders of $13.1 million, or $0.15 per share, compared to a loss attributable to common stockholders of $56.1 million, or $0.70 per share, for the same period in 2010.

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As discussed in the Company’s periodic filings with the Securities and Exchange Commission, the net loss attributable to common stockholders for the first nine months of 2010 included significant non-cash losses and deemed dividends aggregating $50.4 million.  The non-cash charges in 2010 were primarily due to the extinguishment accounting related to the June 2010 exchange of the Company’s previous convertible debt and preferred stock for a new series of preferred stock and to mark-to-market adjustments related to derivative accounting treatment required for certain financial instruments on the Company’s balance sheet.

Brent Larson, Neoprobe Senior Vice President and CFO, said, “The sale of the GDS business is a transformative event for the Company.  Proceeds from the sale have provided us with a strong balance sheet with which to execute our business plan and support future growth and development.”

“We are pleased with the progress we are making across the board in reshaping Neoprobe into a specialty pharmaceutical company focused on precision diagnostics,” said Dr. Mark Pykett, Neoprobe President and CEO.  “The filing and subsequent acceptance of the NDA for Lymphoseek represents a significant milestone for Neoprobe, validating our science and regulatory approach.  The U.S. Food and Drug Administration (FDA) has established a June 10, 2012, prescription drug user fee, or PDUFA, date for Lymphoseek.  We look forward to a positive, ongoing dialogue with FDA during their review of Lymphoseek as we prepare for commercial launch in the U.S.”

Dr. Pykett continued, “With the recent completion of a meeting with the European Medicines Agency (EMA) regarding RIGScanTM, we are moving forward with manufacturing of the humanized RIGS® antibody, preparing regulatory documents and clinical development plans for submission to regulatory authorities incorporating the cumulative advice we have received this year, and looking forward to getting RIGScan back into the clinic in 2012.  We also continue to make progress on business partnerships for Lymphoseek outside the US, as well as the identification of a number of promising product candidates which could potentially augment our product pipeline.”

Milestones achieved by Neoprobe in 2011 include:

•	Gained listing of our common stock on the NYSE: Amex Stock Exchange
•	Secured analyst coverage from several major Wall Street firms
•	Completed a successful pre-investigational new drug meeting for RIGScan with FDA
•	Appointed Dr. Mark Pykett as President and Chief Executive Officer and appointed Drs. Peter Drake, Jess Jones and Pykett to the Neoprobe Board of Directors
•	Filed a shelf registration on Form S-3 to allow the Company to raise capital as necessary through the sale of up to $100 million in a primary offering of securities
•	Announced top-line data from the NEO3-09 clinical study with all primary and secondary endpoints achieved and presented full data from the study at major medical meetings
•	Appointed Dr. Thomas Tulip as Executive Vice President and Chief Business Officer to direct marketing and business development activities
•	Completed the sale of our gamma detection device business to Devicor Medical Products, Inc., for $30 million in proceeds and up to an additional $20 million in potential future royalties
•	Filed and received notice of the acceptance of the Lymphoseek NDA from FDA

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•	Completed a scientific advice meeting with EMA for RIGScan development in the EU
•	Initiated strategic repositioning and rebranding activities of the Company as a pure-play radiopharmaceutical developer

“In the coming weeks, we expect to announce our new brand identity which we hope will mark a formal turning point in the recognition of Neoprobe as a precision diagnostics company focused on the radiopharmaceutical space,” Pykett concluded.

Neoprobe President and CEO, Dr. Mark Pykett, Senior Vice President, Pharmaceutical Research and Clinical Development, Dr. Frederick Cope, and Senior Vice President and CFO, Brent Larson, will provide a business update and discuss the third quarter of 2011 during a conference call with the investment community scheduled for tomorrow morning, October 27, 2011 at 8:30 am ET.  The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date:	Oct. 27, 2011	Available until:	Nov. 10, 2011
Time:	8:30 am ET	Toll-free (U.S.) Dial in # :	(877) 660-6853
		International Dial in # :	(201) 612-7415
Toll-free (U.S.) Dial in # :	(877) 407-0778
International Dial in # :	(201) 689-8565	Replay passcode:
		Account #:	286
		Conference ID #:	381791

About Lymphoseek

Lymphoseek is a proprietary radioactive diagnostic tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping.  Two Phase 3 multi-center clinical trials (www.clinicaltrials.gov, trial registration numbers NCT00671918 and NCT01106040) for Lymphoseek in patients with breast cancer or melanoma have concluded. A third Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma is currently ongoing (www.clinicaltrials.gov, trial registration number NCT00911326).

About Neoprobe

Neoprobe Corporation (NYSE Amex: NEOP) is a biomedical company focused on enhancing oncology patient care and improving patient benefit through radiopharmaceutical product development. Neoprobe is actively developing two radiopharmaceutical agent platforms – Lymphoseek® and RIGScanTM CR – to help surgeons better identify and treat certain types of cancer. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also exploring development of a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline program through continued investment and selective acquisitions. For more information, please visit www.neoprobe.com.

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The Private Securities Litigation Reform Act of 1995 (the Act) provides a safe harbor for forward-looking statements made by or on behalf of the Company. Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements within the meaning of the Act.  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts:

Neoprobe Corporation — Brent Larson, Sr. VP & CFO – (614) 822-2330

Investor Relations – Michael Rice, LifeSci Advisors — (646) 597 - 6979

Public Relations/Media Relations – Mark Marmur, Makovsky & Co. — (609) 354-8135

NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010
	(unaudited)
Assets:

Cash	$31,764,460	$6,420,506
Other current assets	1,115,972	3,812,497
Non-current assets	491,614	629,735

Total assets	$33,372,046	$10,862,738

Liabilities and stockholders' equity:

Current liabilities, including current portion of derivative liabilities	$4,177,986	$3,944,439
Derivative liabilities	53,010	2,077,799
Other liabilities	663,408	708,755
Stockholders' equity	28,477,642	4,131,745

Total liabilities and stockholders' equity	$33,372,046	$10,862,738

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Grant revenue	$255,632	$149,588	$597,729	$149,588

Operating expenses:
Research and development	3,858,141	2,480,984	8,159,992	6,508,363
Selling, general and administrative	2,870,603	1,287,177	7,499,454	3,233,414
Total operating expenses	6,728,744	3,768,161	15,659,446	9,741,777

Loss from operations	(6,473,112)	(3,618,573)	(15,061,717)	(9,592,189)

Interest expense	(564)	(832)	(3,229)	(553,821)
Change in derivative liabilities	7,208	(87,753)	(956,933)	(671,360)
Loss on extinguishment of debt	-	-	-	(41,717,380)
Other income, net	6,653	2,308	12,058	3,491

Loss before income taxes	(6,459,815)	(3,704,850)	(16,009,821)	(52,531,259)

Benefit from income taxes	319,689	-	319,689	-

Loss from continuing operations	(6,140,126)	(3,704,850)	(15,690,132)	(52,531,259)

Discontinued operations, net of income tax effect	25,972,059	1,323,191	28,911,046	4,619,627

Net income (loss)	19,831,933	(2,381,659)	13,220,914	(47,911,632)

Preferred stock dividends	(25,000)	(25,000)	(75,000)	(8,181,745)

Income (loss) attributable to common stockholders	$19,806,933	$(2,406,659)	$13,145,914	$(56,093,377)

Income (loss) per common share (basic and diluted):
Continuing operations	$(0.07)	$(0.05)	$(0.18)	$(0.76)
Discontinued operations	$0.28	$0.02	$0.33	$0.06
Income (loss) attributable to common stockholders	$0.21	$(0.03)	$0.15	$(0.70)

Weighted average shares outstanding:
Basic and Diluted	93,070,235	80,605,072	89,410,150	80,149,302